Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Media Relations
October 19, 2023	212-460-4111

Con Edison Elects New Board Member

Cathy Zoi Will Join the Company’s Board of Directors

Appointment Effective February 1, 2024

NEW YORK – Consolidated Edison, Inc. (“Con Edison”) (NYSE:ED) today announced that its Board of Directors elected Cathy Zoi to Con Edison’s Board of Directors, effective February 1, 2024. Ms. Zoi is currently the Chief Executive Officer of EVgo, Inc., one of the nation’s largest public networks of electric vehicle fast chargers all powered by 100% renewable energy, and will step down in November after six years in that role.

Ms. Zoi is a distinguished, experienced executive and industry thought leader who is known for her commitment to clean energy. She has held numerous CEO, senior executive and board positions in the energy industry, government, academia, and non-profit sectors. Ms. Zoi was the Founding Chief Executive Officer of the Alliance for Climate Protection, a nonprofit organization focused on climate solutions that was established and Chaired by Vice President Al Gore. She served in the Obama Administration as Assistant Secretary for Energy Efficiency and Renewable Energy (EERE) and Acting Under Secretary at the Department of Energy, where she oversaw more than $30 billion in energy investments. Ms. Zoi was an energy investor at Silver Lake and Bayard Capital, a board member for Ice Energy, SES, and Pacific Solar, and a management consultant at ICF and Next Energy. She holds an M.S. in Engineering from Dartmouth College and a B.S. in Geology from Duke University.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy-delivery companies, with approximately $16 billion in annual revenues and $64 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric service in New York City and New York’s Westchester County, gas service in Manhattan, the Bronx, parts of Queens and parts of Westchester, and steam service in Manhattan; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile area in southeastern New York State and northern New Jersey; and Con Edison Transmission, Inc., which falls primarily under the oversight of the Federal Energy Regulatory Commission and manages, through joint ventures, both electric and gas assets while seeking to develop electric transmission projects that will bring clean, renewable electricity to customers, focusing on New York, New England, the Mid-Atlantic states and the Midwest.